CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus of Dreyfus Health Care Fund and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information of Dreyfus Opportunity Funds and to the use of our report dated June 19, 2009 with respect to Dreyfus Health Care Fund for the fiscal year ended April 30, 2009 and our reports dated November 17, 2009 with respect to Dreyfus Enterprise Fund and Dreyfus Natural Resources Fund for the fiscal year ended September 30, 2008 which are incorporated by reference in this Registration Statement (Form N-1A Nos. 333-34474 and 811-09891) of Dreyfus Opportunity Funds.

ERNST & YOUNG LLP

New York, New York August 24, 2009